CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [***], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.9

JOINT DEVELOPMENT AND LICENSE AGREEMENT

This Joint Development and License Agreement (this “Agreement”) is made and entered into as of the 18th day of December, 2014 (the “Effective Date”), by and between CONKWEST INCORPORATED, a Delaware corporation with offices at 2533 South Coast Highway 101, Suite 210, Cardiff-By-The-Sea, CA 92007-2133 (“CONKWEST”), and SORRENTO THERAPEUTICS, INC., a Delaware corporation with offices at 6042 Cornerstone Ct. W., San Diego, Ca 92121 (“SRNE”). CONKWEST and SRNE are sometimes referred to herein individually as a “Party” and together as the “Parties.”

Recitals

WHEREAS, CONKWEST is an innovative life sciences company that owns all rights, title, and interest in and to certain CONKWEST Existing Rights, including, but not limited to, the CONKWEST Cell Line, CONKWEST Master Cell Bank, and CONKWEST Working Cell Bank, and has the right to grant licenses thereto; and

WHEREAS, CONKWEST has commercialized and is continuing to commercialize the CONKWEST Cell Line and variants thereof for use in a variety of diagnostic and therapeutic applications, including for use in the treatment of cancers and infections; and

WHEREAS, SRNE owns all rights, title, and interest in and to certain SRNE Existing Rights, including but not limited to certain proprietary tissue targeting moiety (“TTM”) including but not limited to chimeric antigen receptors and their corresponding genetic sequences (the “SRNE TTM(s)”);

WHEREAS, CONKWEST and SRNE desire to exclusively collaborate in a Program (defined below) of any and all Projects, each Project intended to facilitate the joint development of certain TTM modified proprietary effector cell lines, including the CONKWEST Cell Line, CONKWEST Master Cell Bank, CONKWEST Working Cell Bank, NK cell lines, and/or T cell lines (collectively, the “Effector Cell Line(s)”), including any and all TTM-modified Effector Cell Lines and Effector Cell Line derivatives (the “Joint Cell Line(s)”) for therapeutic applications (the “Joint Product(s)”); and

WHEREAS, concurrently with the execution of this Agreement, CONKWEST and SRNE are entering into a Subscription and Investment Agreement, in the form attached hereto as Exhibit A (the “Investment Agreement”), and a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”). NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1

“BLA” means the Biological License Application (together with any other required registrations, notifications or forms) for any Joint Product (and/or pre-market approval to make and sell commercially any Joint Product) filed with the FDA.

1.2

“CAR(s)” means a chimeric antigen receptor consisting of a monoclonal antibody or a functional part thereof, a transmembrane domain, and one or more signaling domains capable of activating Effector Cell Line that confers a cell or tissue specificity onto the Effector Cell Line.

1.3	“Clinical Trials” means clinical studies conducted in humans anywhere in the world in accordance with GCPS.

1.4	“Confidential Information” has the meaning set forth in the Mutual Confidentiality Agreement.

1.5	“CONKWEST Cell Line” means [***].

1.6	“CONKWEST Confidential Information” means all Confidential Information that is owned or Rightfully Used by CONKWEST.

1.7	“CONKWEST Existing Rights” means CONKWEST Rights existing as of the Effective Date.

1.8

“CONKWEST Intellectual Property Rights” means all CONKWEST Know-How, CONKWEST Patents, and all other Intellectual Property Rights pertaining to the CONKWEST Cell Line that are owned or Rightfully Used by CONKWEST but which are not Joint Product Rights (including, for clarity, any Developed Intellectual Property Rights that CONKWEST identifies, discovers, invents, acquires, and/or develops after the Effective Date but which are not Joint Product Rights).

1.9

“CONKWEST Know-How” means all Know-How pertaining to the CONKWEST Cell Line that is owned or Rightfully Used by CONKWEST but which is not a Joint Product Right (including, for clarity, any Developed Know-How that CONKWEST identifies, discovers, invents, acquires, and/or develops after the Effective Date but which is not a Joint Product Right). CONKWEST Know-How does not include CONKWEST Patents.

1.10	“CONKWEST Master Cell Bank” means the GMP-certified CONKWEST Cell Line. CONKWEST Master Cell Bank does not include any modifications, derivations, or improvements to the CONKWEST Cell Line.

1.11

“CONKWEST Patents” means the Patents pertaining to the CONKWEST Cell Line that are listed on Schedule 2 hereto, which may be updated from time to time, and any Developed Patents (including patent applications) filed by or on behalf of CONKWEST which are not Joint Product Rights.

1.12	“CONKWEST Rights” means CONKWEST Cell Line, CONKWEST Intellectual Property Rights, CONKWEST Master Cell Bank, and CONKWEST Working Cell Bank.

1.13

“CONKWEST Working Cell Bank” means the GLP and cGMP unmodified CONKWEST Cell Line. CONKWEST Working Cell Bank does not include any modifications, derivations, or improvements to the CONKWEST Cell Line.

1.14

“Copyrights” means all copyrights and other works of authorship, and all rights, title and interests in and to all copyrights, works of authorship, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests, and all other rights of any kind or nature therein, arising under any law anywhere in the world.

1.15	“Costs” shall have the meaning specified in Section 2.4(c) hereto.

1.16

“Developed Intellectual Property Rights” means all Developed Know-How, Developed Patents, all other Intellectual Property Rights identified, discovered, invented, acquired, and/or developed after the Effective Date by SRNE and/or CONKWEST (separately or jointly, as well as including any subcontractors and/or agents thereof) in the course of and specifically related to at least one Project in the Program, including those using or based upon the Intellectual Property Rights of the other Party.

1.17

“Developed Know-How” means all Know-How that is identified, discovered, invented, acquired and/or developed after the Effective Date by SRNE and/or CONKWEST (separately or jointly, as well as including any subcontractors and/or agents thereof) in the course of and specifically related to at least one Project in the Program, including those using or based upon the Intellectual Property Rights of the other Party. Developed Know-How does not include Developed Patents. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that Developed Know-How specifically excludes: (i) any Know-How constituting SRNE Existing Rights, and (ii) any Know-How constituting CONKWEST Existing Rights.

1.18

“Developed Patents” means all Patents filed by or on behalf of either Party that claim subject matter identified, discovered, invented, acquired and/or developed after the Effective Date by SRNE and/or CONKWEST (separately or jointly, as well as including any subcontractors and/or agents thereof) in the course of and specifically related to at least one Project in the Program, including those using or based upon the Intellectual Property Rights of the other Party. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that Developed Patents specifically exclude: (i) any Patents constituting SRNE Existing Rights, and (ii) any Patents constituting CONKWEST Existing Rights.

1.19	“Effective Date” means the date stated in the opening paragraph of this Agreement.

1.20	“Effector Cell Line(s)” has the meaning specified in the preamble of this Agreement.

1.21	“Excluded CARs” means the following CARs: [***].

1.22	“Excluded Products” means any products that include an Excluded CAR and/or any product used for or in connection with any of the following: [***]

1.23

“FDA” means the United States Food and Drug Administration or any successor agency having the administrative authority to regulate the approval for marketing of new human pharmaceutical and biological products in the United States, and any equivalent authority in any jurisdictions outside of the United States.

1.24

“Feasibility Work” means any preliminary work required in order for the Steering Committee to select which, if any, Joint Cell Line(s) and/or Joint Product(s) shall be pursued as part of the Program, where such preliminary work may include selection of the CAR(s), creation of the Joint Cell Line(s), and/or generation of in vitro data relating to such Joint Cell Line(s).

1.25	“Final Report” has the meaning specified in Section 5.2 of this Agreement.

1.26

“GCPS” means the then-current Good Clinical Practice Standards, as defined in the U.S. regulations, 21 CFR, and as further elaborated by the FDA in applicable guidance documents, together with equivalent regulations and requirements in jurisdictions outside of the United States.

1.27

“GLP” means the then-current Good Laboratory Practices, as defined in the U.S. regulations, 21 CFR § 58, and as further elaborated by the FDA in applicable guidance documents, together with equivalent regulations and requirements in jurisdictions outside of the United States.

1.28

“GMP” means the then-current Good Manufacturing Practices, as defined in the U.S. regulations, 21 CFR §§ 210 and 211, and as further elaborated by the FDA in applicable guidance documents, together with equivalent regulations and requirements in jurisdictions outside of the United States.

1.29	“Government Authority” means any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body.

1.30	“Gross Revenue” means gross receipts actually received by or on behalf of a Party from sales of all [***].

1.31	“Infringement Action” has the meaning specified in Section 6.3(b) of this Agreement.

1.32	“Insolvency Event” means with respect to any Party, the occurrence of any one of the following events:

(a)

a court of competent jurisdiction shall have entered a decree or order for relief in respect of the Party in an involuntary proceeding under any applicable United States bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Party or of all or any substantial part of its property, or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

(b)

the Party shall have commenced a voluntary proceeding under any applicable United States bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or shall have consented to the entry of an order for relief in an involuntary case under any such law, or shall have consented to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Party or of all or any substantial part of its property, or shall have made an assignment for the benefit of creditors; or

(c) the Party shall have failed generally to pay its debts as they become due or shall have taken any corporate action in furtherance of any of the matters referred to in clause (b) above.

1.33	“Intellectual Property Rights” means, collectively, Patents, Know-How, Copyrights, moral rights, and all other like technology and related intellectual property rights anywhere in the world.

1.34	“Joint Cell Line(s)” has the meaning specified in the preamble of this Agreement.

1.35	“Joint IND” means the Investigational New Drug Application (IND) for a Joint Cell Line and/or a Joint Product.

1.36	“Joint Master Cell Bank(s)” means the GMP-certified Joint Cell Line(s).

1.37	“Joint Patents” has the meaning set forth in Section 6.2(d) of this Agreement.

1.38	“Joint Product(s)” has the meaning set forth in the preamble of this Agreement.

1.39

“Joint Product Rights” means the Joint IND associated with a Joint Cell Line or Joint Product, and the Developed Intellectual Property Rights in the Joint Cell Line(s), Joint Master Cell Bank, Joint Working Cell Bank, and Joint Products.

1.40	“Joint Working Cell Bank” means the GLP-certified Joint Cell Line(s).

1.41

“Know-How” means all technical and other information, data, methods, inventions (whether patentable or not and whether or not reduced to practice), trade secrets, and similar proprietary rights and other know-how and trade secret rights arising under any law anywhere in the world.

1.42	“Mutual Confidentiality Agreement” means the Mutual Confidentiality Agreement between CONKWEST and SRNE entered into on November 1, 2014.

1.43	“Party” and “Parties” have the meanings stated in the opening paragraph of this Agreement.

1.44

“Patents” means all patents, patent applications, utility models, including any extension, registration, confirmation, continuation-in-part, reissue, re-examination, supplementary protection certificate or renewals thereof including, without limitation any foreign equivalents thereof, and all rights of any kind or nature therein arising under any law anywhere in the world.

1.45	“Person” means an individual, partnership, firm, corporation, limited liability company, joint venture, association, trust or other entity or any government agency or political subdivision thereof.

1.46

“Phase I Clinical Trial” means a phase I or a phase I/II Clinical Trial in any country that is intended to initially evaluate the safety and/or therapeutic or antigenic effect of a Joint Cell Line in human subjects that would satisfy the requirements of 21 C.F.R. § 312.21(a), as amended, if such Clinical Trial was conducted in the U.S.

1.47

“Phase II Clinical Trial” means a phase II, phase IIb or a phase II/III Clinical Trial in any country that is intended to initially evaluate the effectiveness of a Joint Cell Line for a particular indication under study that would satisfy the requirements of 21 C.F.R. § 312.21(b), as amended, if such Clinical Trial was conducted in the U.S. For clarity, a Phase II Clinical Trial shall not include a phase I/II Clinical Trial.

1.48

“Phase III Clinical Trial” means all tests and studies in patients (other than Phase I and Phase II Clinical Trials) that are intended to provide substantial evidence of efficacy and safety in support of a BLA for a Joint Cell Line, including pivotal trials and all tests and studies that are required by the applicable Regulatory Agency from time to time, pursuant to regulations, guidelines or otherwise, as Phase III Clinical Trials tests and studies for the Joint Cell Line, including the trials referred to in 21 C.F.R. § 312.21(c), as amended, in the case of such Clinical Trials in the U.S.

1.49	“Pre-Approved” means approved by the Steering Committee as set forth in Section 2.1 prior to any development, testing, Regulatory Approval, or commercialization.

1.50	“Primary Party” has the meaning specified in Section 2.4 of this Agreement.

1.51	“Principal Investigator” has the meaning specified in Section 2.4(a)(iii) of this Agreement.

1.52	“Progress Reports” has the meaning specified in Section 5.1 of this Agreement.

1.53	“Program” means a series of Projects.

1.54

“Project” means collaborative research and development by the Parties relating to the use of CONKWEST’s Existing Rights and SRNE’s Existing Rights, the details of which are set forth in Article 2 hereto and in Statements of Work which may be agreed upon by the Parties and which will become part of this Agreement. For purposes of clarity, (i) the Project(s) expressly exclude the Excluded CARs; (ii) the inclusion of any of CONKWEST’s Existing Right(s) and/or SRNE’s Existing Right(s) in a first Project does not preclude the inclusion of such Existing Rights in a subsequent Project that is governed by separate Statement(s) of Work and may be driven by a different Primary Party from the first Project, and (iii) the inclusion of Jointly Developed Products in a subsequent Project that is governed by separate Statement(s) of Work and may be driven by a different Primary Party from the first Project.

1.55

“Regulatory Approval” means, with respect to a state, nation or multinational jurisdiction, (i) any approvals, licenses, registrations or authorizations necessary for the manufacture (where relevant), marketing and sale of a Joint Cell Line or Joint Product in such state, nation or jurisdiction, and (ii) where relevant, pricing approvals necessary to obtain reimbursement from a Government Authority.

1.56	“Research Credit Payment” means the research credit payment by SRNE to CONKWEST for funding the development of any Joint Product(s) to be determined by CONKWEST in the amount of $2,000,000.

1.57

“Revenue” means the sum total of Gross Revenue and Sublicensing Revenue, provided that, for clarity all equity investments and similar consideration received by a Party in connection with a Strategic Transaction shall not and shall not be deemed to be Revenue hereunder.

1.58

“Rightfully Use” means, with respect to any Intellectual Property Rights owned by a Third Party, that a Party has an interest therein sufficient to enable it to (a) use such Intellectual Property Rights and (b) grant to the other Party a license or sublicense to use such Intellectual Property Rights, in either case without violating the terms of any agreement or other arrangement with or Intellectual Property Rights of any Third Party.

1.59	“Secondary Party” has the meaning specified in Section 2.4 of this Agreement.

1.60	“SRNE TTMs” has the meaning set forth in the preamble to this Agreement and includes, but is not limited to, the following initial TTMs: [***].

1.61	“SRNE Confidential Information” means all Confidential Information that is owned or Rightfully Used by SRNE.

1.62	“SRNE Existing Rights” means SRNE Rights existing as of the Effective Date.

1.63

“SRNE Intellectual Property Rights” means all SRNE Know-How, SRNE Patents, and all other Intellectual Property Rights that are owned or Rightfully Used by SRNE but which are not Joint Product Rights (including, for clarity, any Developed Intellectual Property Rights that SRNE identifies, discovers, invents, acquires, and/or develops after the Effective Date but which are not Joint Product Rights).

1.64	“Sorrento Introduced Investor/s” means one or more Third Party investors introduced to Conkwest by an officer or director of SRNE.

1.65

“SRNE Know-How” means all Know-How that is owned or Rightfully Used by SRNE but which is not a Joint Product Right (including, for clarity, any Developed Know-How that SRNE identifies, discovers, invents, acquires, and/or develops after the Effective Date but which is not a Joint Product Right). SRNE Know-How does not include SRNE Patents.

1.66

“SRNE Patents” means the Patents that are listed on Schedule 3 hereto, which may be updated from time to time, and any Developed Patents (including patent applications) filed by or on behalf of SRNE which are not Joint Product Rights.

1.67	“SRNE Rights” means the SRNE TTMs and SRNE Intellectual Property Rights.

1.68	“Statement of Work” means the written description(s) of the research and development activities for accomplishing a Project, a template of which is provided in Schedule 1 of this Agreement.

1.69

“Steering Committee” means a committee made up of representatives from each Party and which is tasked with managing the relationship between the Parties with respect to the Program and overseeing the particular Projects making up the Program.

1.70

“Strategic Transaction” means a financing event, joint venture, merger, acquisition, change in control, equity investment, or initial public offering involving a Party, or a sale of all or substantially all of a Party’s business or assets relating to this Agreement.

1.71

“Sublicensing Revenue” means all fees, consideration, and other amounts, including milestone payments and royalties, actually received by or on behalf of a Party from the licensing or sublicensing of Joint Product Rights, provided that, for clarity, (i) amounts received by a Party in connection with performing sponsored research, (ii) clinical trial costs, (iii) FTE, and (iv) equity investments and similar consideration received by a Party in connection with a Strategic Transaction shall not and shall not be deemed to be Sublicensing Revenue hereunder.

1.72	“Term” has the meaning specified in Section 12.1 of this Agreement.

1.73	“Termination Date” means the effective date of any Termination Notice.

1.74	“Termination Notice” means a written notice delivered by one Party to the other Party of its election to terminate this Agreement pursuant to Article 12 of this Agreement.

1.75	“Third Party” means any Person other than CONKWEST or SRNE.

1.76	“Third Party Rights” has the meaning specified in Section 3.4 of this Agreement.

1.77

“Tissue Targeting Moiety” and/or “TTM” means a molecular moiety and expressed or presented on the surface of a cell that enables the targeting of the cell to specific cells or tissue. The molecular moiety includes but is not limited to a CAR.

1.78	“United States” means the United States of America, including the District of Columbia and the Commonwealth of Puerto Rico.

1.79

“Wind Down Procedures” means diligent efforts by each of the Parties to wind down and terminate a Project or the Program as quickly as possible and in a commercially reasonable manner. As a part of the Wind Down Procedures, each Party shall use its best efforts to minimize any further costs and expenses associated with a Project or the Program, as the case may be.

ARTICLE 2

PROJECTS COMPRISING THE PROGRAM BETWEEN THE PARTIES

2.1

Steering Committee. The Steering Committee shall be made up of three (3) members from each Party, with each member having one vote. The Steering Committee shall be tasked with general oversight of the Program and with specific management of each Project making up the Program as set forth in this Section 2.1.

(a)

Meetings. The Steering Committee shall meet (i) quarterly during the Term, (ii) at any other intervals as may be mutually agreed, and (iii) otherwise at the request of either Party upon the provision of at least five (5) days prior written notice to the other Party. Meetings may be held in person, by telephone, or by video conference call, and the location of each meeting shall alternate between the offices of the Parties (or any other venue as may be agreed between the Parties in writing).

(b)

Quorum. Meetings of the Steering Committee shall require a quorum consisting of at least two (2) members of each Party; provided, however, that a quorum shall only be reached upon full attendance of all Steering Committee members to address any items that would affect the scope or terms or conditions of this Agreement (including any decisions pertaining to the Projects or the Program, or financial terms and conditions). If such quorum is not present within one hour from the time appointed for the meeting, those members who did attend shall jointly issue a notice to re-convene the meeting at the same place and time at least seven (7) days later. If the Steering Committee fails to convene for three consecutive times upon the notice of a meeting, the issues to be discussed and decided by the Steering Committee as provided in the meeting notice shall be finally determined by those members of the Steering Committee in attendance at the next scheduled Steering Committee meeting, regardless of whether the required quorum is met.

(c)

Votes; Binding Effect. Any determination of the Steering Committee shall be made by a majority vote of all Steering Committee members in which the quorum requirement set forth in Section 2.1(b) is met and shall be binding upon the Parties. If there is a deadlock in any matter to be decided by the Steering Committee, then the CEOs of each Party shall, if requested by either Party, meet and confer and attempt to resolve such deadlock.

(d)

Minutes. The Steering Committee shall keep full and complete minutes of the Steering Committee meetings and each Party shall retain a copy of such minutes for their record. SRNE shall be responsible for preparing and distributing the minutes of the first Steering Committee meeting. Thereafter, minutes shall be prepared by each respective party on an alternating basis. The Party responsible for preparing the minutes shall provide a copy of such minutes to the other Party and such other Party shall be given the opportunity to review and comment thereon. The minutes shall be filed by Steering Committee and the Parties in accordance with this provision upon the reasonable approval of the Party that did not prepare the minutes.

	(e)	Responsibilities of the Steering Committee. For each potential Project or Project, as the case may be, the Steering Committee shall be tasked with at least the following action items:

		(i)	Selecting which potential Projects will be advanced to the stage of performing Feasibility Work;

(ii)

For any potential Project, drafting and agreeing upon an initial Statement of Work for carrying out the Feasibility Work for such potential Project, such Statement of Work to include, among other things, the scope of the Feasibility Work, which Party is to carry out the Feasibility Work (assuming a Primary Party has not been identified yet), where the Feasibility Work is to be performed, and allocation of costs between the Parties

(iii)

identifying which Party shall be the Primary Party and which Party shall be the Secondary Party, provided that if a potential Project is initiated by a Party in response to actual or potential collaboration with a Third Party, then such Party shall be the Primary Party with respect to such Project;

		(iv)	drafting and agreeing upon the various Statement(s) of Work for carrying out the Project,

		(v)	allocating the financial responsibility(ies) for performing such Project among the Primary and Secondary Parties, and

		(vi)	selecting which, if any, Joint Cell Lines and/or Joint Products shall be pursued as part of such Project.

Each Project shall continue unless and until terminated by the Primary Party, provided that the Secondary Party shall have the right to exercise its option, as set forth in Article 4, for any Project which the Primary Party elects to discontinue.

The Program shall continue for the later of three (3) years or until the last to expire Project.

2.2

Projects; Exclusivity. The Parties hereby agree to exclusively collaborate in the Program for the purpose of jointly developing any and all TTM-modified Effector Cell Lines. The Parties agree that such exclusivity extends to any SRNE Rights or any CONKWEST Rights included in a Project. By way of non-limiting example, SRNE agrees that any monoclonal antibody used to develop a Project CAR shall be used exclusively for that

Project and shall not be the subject of any relationship with a Third Party in any TTM-modified Effector Cell Line-based therapy, excluding the purified recombinant antibody or antibody drug conjugates (ADC) format of the monoclonal antibody. Again by way of non-limiting example, CONKWEST agrees that it shall not work with any Third Party on any TTM-modified Effector Cell Line-based therapy. Further, CONKWEST acknowledges and agrees that CD16 expressing NK-92 cell lines may not be used by Conkwest in connection with TTM without SRNE’s express prior written consent, and CONKWEST will not license nor permit or assist any Third Party use TTM in connection with any CD16 expressing NK-92 cell lines. If CONKWEST desires to use CD16 expressing NK-92 cell lines as an Effector Cell Line or otherwise in connection with TTM, then CONKWEST must do so under the terms and conditions of this Agreement and the CD16 expressing NK-92 cell lines shall be and be deemed to be included within the definition “Effector Cell Line” and subject to the exclusive rights of SRNE hereunder. For each Project making up the Program, each Party shall work and collaborate exclusively with the other Party with respect to the subject matter of such Project and shall conduct the Project in accordance with the terms of this Agreement and as set forth in the various Statements of Work as they may be agreed to by the Parties in writing from time to time. During the Term, the Parties agree to work and collaborate exclusively with the other Party with respect to any and all Joint Cell Lines and Joint Products.

2.3	Initial Responsibilities of Each Party. At points in time and in accordance with terms set forth in this Agreement and/or a Statement of Work, as applicable:

	(a)	CONKWEST shall:

		(i)	within five (5) business days of the Effective Date of this Agreement, notify SRNE of the names of and contact information for three (3) representatives to serve on the Steering Committee;

		(ii)	provide to SRNE the CONKWEST Know-How and other information related to the CONKWEST Cell Line, solely to the extent set forth and specified in the applicable Statement of Work;

		(iii)	supply to SRNE [***] vials of cells from the CONKWEST Working Cell Bank, solely to the extent set forth and specified in the applicable Statement of Work;

		(iv)	supply to SRNE [***] vials of cells from the CONKWEST Master Cell Bank, solely to the extent set forth and specified in the applicable Statement of Work;

provided, however, that SRNE’s use of all materials provided by CONKWEST pursuant to this Section 2.3(a) shall be for the sole purpose of performing the Program in accordance with this Article 2 and subject to the license granted in Article 3 hereto; and

(b)	SRNE shall:

	(i)	within five (5) business days of the Effective Date of this Agreement, notify CONKWEST of the names of and contact information for three (3) representatives to serve on the Steering Committee;

(ii)

pay the Research Credit Payment to CONKWEST to fund development of Joint Cell Lines and Joint Products, of which $1,000,000 is payable on December 16, 2015, and of which $1,000,000 is payable on December 16, 2016; provided, however, that any of CONKWEST’s portion of development costs, full time employee (“FTE”) costs, and laboratory costs for maintaining a CONKWEST lab on SRNE premises, incurred by SRNE shall be itemized on a monthly invoice submitted to CONKWEST and applied to the Research Credit Payment. The Research Credit Payment shall be paid in the form of a full time employee (“FTE”), expense credit by SRNE for CONKWEST’s portion of the development costs and a laboratory credit for maintaining a CONKWEST lab on SRNE premises. The rate of each FTE shall be $250,000 until the $2,000,000 Research Credit Payment has been satisfied, and shall be $350,000 thereafter;

(iii)

SRNE agrees to purchase shares of common stock of CONKWEST, and CONKWEST agrees to sell shares of its common stock SRNE, in each case pursuant to the terms of the Investment Agreement and MOU. The shares of common stock of CONKWEST sold and issued to SRNE under the Investment Agreement shall have the registration rights set forth in the Registration Rights Agreement;

(iv)

permit CONKWEST, at CONKWEST’s sole cost, to locate a laboratory on the SRNE premises either using an offset to the Research Credit Payment or by charging CONKWEST the fees as mutually agreed upon, provided that CONKWEST will remain solely liable for its activities and conduct in such laboratory, will comply with all laws, regulations, rules, and guidelines applicable to SRNE’s premises, will obtain all necessary Government Approvals for such laboratory, and will fully indemnify, defend, and hold SRNE harmless from and against any and all claims, costs, liabilities, causes of action, and damages arising out of or associated with such laboratory and CONKWEST’s conduct therein. If this Agreement is terminated or expires, SRNE shall provide CONKWEST period of one (1) year from the termination or expiration date in which to relocate such laboratory;

	(v)	provide to CONKWEST the SRNE Know-How and other information related to the SRNE TTM(s), solely to the extent set forth and specified in the applicable Statement of Work; and

(vi)

supply to CONKWEST, as soon as it may be available, but no later than three (3) months from the effective date of the Steering Committee approving a Project, an initial supply of the SRNE TTM sequences selected for NK-92 modification in such Project, solely to the extent set forth and specified in the applicable Statement of Work;

provided, however, that CONKWEST’s use of such materials provided by SRNE shall be for the sole purpose of performing the Program in accordance with this Article 2 and subject to the license granted in Article 3 hereto.

2.4

Joint Cell Line(s); Joint Product(s). As set forth in this Article 2 and in a Statement of Work(s) to be agreed to by the Parties in accordance with Section 2.1 for each Joint Cell Line and/or Joint Product in a Project, the development, testing, Regulatory Approval, and/or commercialization of such Joint Cell Line and/or Joint Product shall be driven by one Party (the “Primary Party”), with the other Party referred to as the “Secondary Party”. Unless indicated to the contrary in the applicable Statement of Work, the Primary Party for a given Project will have the right and authority to initiate and control the development, testing, Regulatory Approval, or commercialization of the Joint Product or Joint Cell Line subject to such Project, including the right to make, have made, use, sell, have sold, import, and otherwise commercialize such Joint Product or Joint Cell Line, and to license and sublicense all applicable Intellectual Property Rights (including Joint Product Rights) with respect thereto. Unless indicated to the contrary in a Statement of Work, the rights and responsibilities of the Primary Party and the Secondary Party for each Joint Cell Line and/or Joint Product shall be as follows:

	(a)	Rights and Responsibilities of the Primary Party. Unless otherwise agreed to in writing by both Parties for a Project, the Primary Party shall have the following rights and responsibilities:

(i)

developing a Statement of Work(s) setting forth a plan for development and testing of any Joint Cell Line and/or Joint Product with milestones and timelines, and presenting the Statement of Work to the Steering Committee for approval;

		(ii)	creating a budget for implementation of the Statement of Work(s) and presenting the budget to the Steering Committee and CEOs of each Party for approval;

(iii)

assigning an internal principal investigator for directing the implementation of the Project (the “Principal Investigator”); provided, however, that if, for any reason, the Principal Investigator becomes unavailable, the Primary Party immediately shall provide the Secondary Party with written notification of the Principle Investigator’s unavailability and shall identify a successor, subject to approval by the Secondary Party, which approval shall not be unreasonably delayed or denied;

		(iv)	providing accurate and timely reports to the Steering Committee regarding progress toward milestones and use of funds;

		(v)	carrying out the development, testing, Regulatory Approval, and/or commercialization of the applicable Joint Cell Line and/or Joint Product as set forth in the Statement of Work;

		(vi)	booking the sales as revenue for the specific Joint Cell Line and/or Joint Product as set forth in the Statement of Work;

(vii)

soliciting and executing out-licensing, discovery, development, marketing and/or distribution deals with a Third Party for the specific Joint Cell Line and/or Joint Product as set forth in the Statement of Work, provided that the Secondary Party shall be provided with prior written notice of and right to comment on such deal, such comment to be given fair consideration by the Primary Party; and

(viii)

if desired, forming a joint venture with a Third Party for the discovery, development and/or commercialization of the specific Joint Cell Line and/or Joint Product as set forth in the Statement of Work, provided, however, that the Secondary Party shall be provided with prior written notice of and right to comment on such joint venture, such comment to be given fair consideration by the Primary Party.

(b)	Rights and Responsibilities/Authority of the Secondary Party. Unless otherwise agreed to in writing by both Parties, the Secondary Party shall have the following responsibilities and authority:

(i)

paying its pro rata share of all costs associated with the development, testing, Regulatory Approval, or commercialization of such Joint Cell Line and/or Joint Product in accordance with Section 2.4(c) hereto;

(ii)

cooperating with the Primary Party and, upon request and at the Primary Party’s expense, providing reasonable assistance in connection with the development, testing, Regulatory Approval and/or commercialization of the applicable Joint Cell Line and/or Joint Product;

(iii)

cooperating with the Primary Party and, upon request and at the Primary Party’s expense, providing reasonable assistance in connection with out-licensing, discovery, development, or commercialization of the applicable Joint Cell Line and/or Joint Product with a Third Party that the Primary Party has a joint venture or licensing deal; and

(iv)

attending any meetings with regulatory agencies, including but not limited to the FDA, legal proceedings, or other meetings or proceedings that relate to Joint Product Rights, or its own Intellectual Property or Cell Line(s), e.g., CONKWEST Intellectual Property or CONKWEST Cell Lines, or SRNE Intellectual Property or SRNE TTMs, , as the case may be.

(c)

Costs; Revenue. Upon written agreement by the Parties to pursue a Joint Cell Line and/or Joint Product, the Primary Party, as designated by the Steering Committee, shall, unless otherwise agreed to in writing by the Parties:

(i)

bear all costs associated with or resulting from the development of a Joint Cell Line and/or Joint Product (collectively, the “Costs”), from the conclusion of the Feasibility Work through commercialization, during which period the Primary Party and the Secondary Party shall split the Revenue generated from such Joint Cell Line and/or Joint Product in shares of 90% and 10%, respectively; provided, however, that if the Secondary Party shares in the Costs associated with or resulting from the development of such Joint Cell Line and/or Joint Product in an amount of more than 10%, then the Revenue shall be divided among the Parties on a pro rata basis, and further provided, however, that if the Primary Party receives any amounts in connection with (w) performing sponsored research, (x) clinical trial costs, (y) FTE, and (z) equity investments and similar consideration received by a Party in connection with a Strategic Transaction, then the Secondary Party is relieved of its obligation to bear any Costs as of the effective date of any agreement with respect to receipt of such amounts but shall be entitled to its pro rata share of the Revenue as set forth in this Section 2.4(c)(i);

(ii)

bear all Costs associated with or resulting from the development of a Joint Cell Line and/or Joint Product, from the conclusion of the Feasibility Work to before entering Phase I Clinical Trials, during which period the Primary Party and the Secondary Party shall split the Revenue generated from such Joint Cell Line and/or Joint Product in shares of 60% and 40%, respectively;

(iii)

bear all Costs associated with or resulting from the development of a Joint Cell Line and/or Joint Product, from the conclusion of the Feasibility Work to before entering Phase II Clinical Trials, during which period the Primary Party and the Secondary Party shall split the Revenue generated from such Joint Cell Line and/or Joint Product in shares of 70% and 30%, respectively;

(iv)

bear all Costs associated with or resulting from the development of a Joint Cell Line and/or Joint Product, from the conclusion of the Feasibility Work to before entering Phase III Clinical Trials, during which period the Primary Party and the Secondary Party shall split the Revenue generated from such Joint Cell Line and/or Joint Product in shares of 80% and 20%, respectively; or

(v)

bear all Costs associated with or resulting from the development of a Joint Cell Line and/or Joint Product, from the conclusion of the Feasibility Work to after entering Phase III Clinical Trials but before commercialization, during which period the Primary Party and the Secondary Party shall split the Revenue generated from such Joint Cell Line and/or Joint Product in shares of 90% and 10%, respectively.

For purposes of clarity, Costs include any costs associated with obtaining Third Party Rights pursuant to Section 3.4 hereto or otherwise which the Primary Party reasonably deems necessary for its development, testing, Regulatory Approval, or commercialization of the Joint Cell Line and/or Joint Product.

The Primary Party for a Project will be entitled to exclusive access to any FTEs which are provided by a Third Party (such as a collaborator) for use in connection with such Project.

2.5

Legal and Regulatory Compliance. In connection with the Program, each Party will (a) perform all of its responsibilities and obligations in a timely, professional, and competent manner in compliance with all applicable laws and, to the extent applicable, GLPs, GCPS and GMPs, and (b) without limiting the generality of the foregoing, comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and, upon request, certify in writing to the other Party that none of it, its employees, or any person providing services to it in connection with the activities contemplated by this Agreement, have been debarred under the provisions of such Act.

ARTICLE 3

LICENSE GRANTS

3.1

License to CONKWEST Rights. Subject to the terms and conditions of this Agreement, CONKWEST hereby grants to SRNE during the Term, a non-exclusive, worldwide, royalty-free, non-transferable (except as provided in Section 13.2 hereof), non- sublicensable (except as provided in Section 3.3 hereof), right and license, under all of the CONKWEST Rights, to use the CONKWEST Rights solely for the purpose of developing, testing, seeking Regulatory Approval for, and/or commercializing a Pre-Approved Joint Cell Line or Joint Product, including the right and license to make, have made, use, have used, sell, have sold, import, reproduce, modify, publicly perform, publicly display, create derivatives of, and otherwise exploit and commercialize the CONKWEST Rights, but in any event solely for or in connection with a Pre-Approved Joint Cell Line or Joint Product, and solely in the manner and to the extent permitted under the applicable Statement of Work(s) or as set forth in Section 2.4.

3.2

License to SRNE Rights. Subject to the terms and conditions of this Agreement, SRNE hereby grants to CONKWEST during the Term, a non-exclusive, worldwide, royalty-free, non-transferable (except as provided in Section 13.2 hereof), non-sublicensable (except as provided in Section 3.3 hereof), right and license, under all of the SRNE Rights, to use the SRNE Rights solely for the purpose of developing, testing, seeking Regulatory Approval for, and/or commercializing a Pre-Approved Joint Cell Line or Joint Product, including the right and license to make, have made, use, have used, sell, have sold, import, reproduce, modify, publicly perform, publicly display, create derivatives of, and otherwise exploit and commercialize the SRNE Rights, but in any event solely for or in connection with a Pre-Approved Joint Cell Line or Joint Product, and solely in the manner and to the extent permitted under the applicable Statement of Work(s) or in Section 2.4.

3.3

Sublicense Rights. The Primary Party in a given Project may, without the consent of the Secondary Party, sublicense any of the rights granted to it in Section 3.1 or 3.2, as the case may be, to a Third Party with respect to the specific Joint Cell Line and/or Joint Product that the Primary Party is responsible for, in which case the Primary Party may only grant sublicenses to those Third Parties that are performing contract services for and on behalf of the Primary Party in relation to one of the items listed in Section 2.4 hereto to the extent necessary to perform such contract services for such Project and consistent with the Program. The Primary Party shall remain responsible for and liable for the conduct of its sublicensees hereunder. Further, the Primary Party may sublicense any of the rights granted to it in Section 3.1 or 3.2, as the case may be, to a Third Party, as long as such Third Party has or assumes the same responsibilities as the Primary Party with respect to such Joint Cell Line and/or Joint Product provided, however, that the Secondary Party shall be provided with prior written notice of and right to comment on such sublicense, such comment to be given fair consideration by the Primary Party.

3.4

Access to Third Party Rights. Nothing in this Agreement will restrict or prohibit a Party from acquiring or obtaining a license to any Intellectual Property Rights of a Third Party (“Third Party Rights”), nor from using any Third Party Rights in the exercise of its rights and obligations under this Agreement. Any and all costs associated with Third Party Rights which are necessary or reasonably useful for either Party to fulfill its obligations in furtherance of one or more Projects making up the Program without violating, misappropriating or infringing on any such Third Party Rights, shall be shared by the Parties at the pro rata share set forth in Section 2.4(c) (including, without limitation, up-front payments, milestone payments, and royalties). The Party obtaining such Third Party Rights shall be required to obtain the right to, and shall, sublicense such Third Party Rights to the other Party. Notwithstanding anything to the contrary in this Section 3.4, in the event the Secondary Party desires to obtain any Third Party Rights that will be subject to the cost sharing provision set forth in Section 2.4(c), then: (i) the Secondary Party shall give the Primary Party written notice at least ten (10) business days prior to the date in which the Secondary Party acquires or licenses such Third Party Rights and provide the Primary Party with a copy of the relevant acquisition or license agreement and any other information reasonably requested by the Primary Party with respect to such Third Party Rights, including the total cost to acquire or license such Third Party Rights, and (ii) the Primary Party shall be entitled to terminate the Project prior to the date the Secondary Party’s acquires or licenses the applicable Third Party Rights, in which event, should the Secondary Party acquire or license the applicable Third Party Rights, the Secondary Party shall be deemed to have exercised its option under Article 4 and be deemed the Primary Party with respect to the Project, including with respect to cost sharing.

3.5

Trademark License. Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party during the Term, a non-exclusive, worldwide, royalty-free, non-transferable (except as provided in Section 13.2 hereof), non-sublicensable limited license to use the trademarks, service marks, and logos of the granting Party solely in connection with the licensed Party’s performance of its rights and obligations under a given Project. Sample uses by the licensed Party of the trademarks, service marks, and logos of the granting Party will be provided to the granting Party upon request for review and approval by the granting Party. The licensed Party will immediately cease any usage of a trademark, service mark, or logo of the granting Party at any time upon the request of the granting Party if the licensed Party’s use is damaging or otherwise harming the granting Party or the value or goodwill of such trademark, service mark, or logo. It is understood and agreed that the granting Party shall retain all right, title and interest in and to its trademarks, service marks, and logos, and all benefits (including, without limitation, goodwill) accruing from a licensed Party’s use of such trademarks, service marks, and logos will automatically vest in and inure to the benefit of the granting Party.

ARTICLE 4

OPTIONS

4.1

Option to CONKWEST. To the extent that SRNE is the Primary Party with respect to any Joint Product as set forth in Section 2.4 hereto, in the event that SRNE is unable to, or opts not to, undertake to perform or execute any or all of the responsibilities of the Primary Party set forth in Section 2.4 hereto and any Statements of Work detailing such responsibilities, SRNE hereby grants CONKWEST an exclusive option to undertake to perform or execute such responsibilities of the Primary Party (the “CONKWEST Option”); provided, however, that such CONKWEST Option is subject to Section 4.4 hereto. For purposes of clarity, the CONKWEST Option provides CONKWEST with the option, at its discretion, but not the obligation, to undertake to perform or execute any or all of the responsibilities of the Primary Party. The period of the CONKWEST Option commences on the Effective Date hereof and continues for ninety (90) days from SRNE’s written notification to CONKWEST of its inability or option not to undertake to perform or execute such responsibility(ies); provided, however, that if CONKWEST does not exercise the CONKWEST Option within such period of time, then the Parties may enter into an agreement with a Third Party for the performance or execution of such responsibilities on terms as are mutually negotiated and agreed to by the Parties, such negotiation and agreement not be unreasonably withheld or delayed.

4.2

Option to SRNE. To the extent that CONKWEST is the Primary Party with respect to any Joint Product as set forth in Section 2.4 hereto, in the event that CONKWEST is unable to, or opts not to, undertake to perform or execute any or all of the responsibilities of the Primary Party set forth in Section 2.4 hereto and any Statements of Work detailing such responsibilities, CONKWEST hereby grants SRNE an exclusive option to undertake to perform or execute such responsibilities of the Primary Party (the “SRNE Option”); provided, however, that such CONKWEST Option is subject to Section 4.4 hereto. For purposes of clarity, the SRNE Option provides SRNE with the option, at its discretion, but not the obligation, to undertake to perform or execute any or all of the responsibilities of the Primary Party. The period of the SRNE Option commences on the Effective Date hereof and continues for ninety (90) days from CONKWEST’s written notification to SRNE of its inability or option not to undertake to perform or execute such responsibility(ies); provided, however, that if SRNE does not exercise the SRNE Option within such period of time, then the Parties may enter into an agreement with a Third Party for the performance or execution of such responsibilities on terms as are mutually negotiated and agreed to by the Parties, such negotiation and agreement not be unreasonably withheld or delayed.

4.3

Clarification. For purposes of clarity, in the event that one of the Options set forth in this Article 4 is not exercised, any use or commercialization of a Joint Product by a Third Party requires the express written consent of both Parties.

4.4

Statement of Work; Separation. In the event that one Party exercises its respective Option granted in Section 4.1 or 4.2 hereto, as the case may be, the Parties hereby agree that the Steering Committee shall prepare, and the Parties shall reasonably negotiate, a Statement of Work that specifically defines such Party’s responsibilities, including financial responsibilities, as the new Primary Party and the other Party’s responsibilities, including financial responsibilities, as the new Secondary Party, such Statement of Work requiring unanimous written approval by the Steering Committee and, to the extent the Statement of Work details financial obligations, of the CEO of each Party. If the Parties cannot agree on the terms of such Statement of Work, then the Parties hereby agree to reasonably negotiate a separation agreement between the Parties with respect to such Project. For purposes of clarity, the exercise of a Party’s Option (or the decision not to exercise such Option) in accordance with the terms of this Article 4 with respect to a specific Project does not affect any rights of the Parties with respect to other Projects that are part of the Program, or with respect to the Program itself.

ARTICLE 5

REPORTS

5.1

Progress Reports. For each Joint Product, quarterly written reports summarizing the progress with respect to such Joint Product (“Progress Reports”) shall be submitted by the Primary Party to the Secondary Party.

5.2

Final Report. For each Joint Product, upon completion of any preclinical studies or Phase I-IV Clinical Trials a written report summarizing the data and results thereof (“Final Report”) shall be submitted by the Primary Party to the Secondary Party within three (3) months of completion of such studies or Clinical Trials.

5.3

Books and Records. For each Joint Product, each Party shall establish and maintain true and complete books of account, records, royalty statements, license fees, invoices, and other data containing all particulars reasonably necessary for an independent determination of the amounts payable by each of the Parties under this Agreement (“Records”). The Records for each elapsed calendar year during the Term of this Agreement shall be maintained for four (4) years after the end of such year. As to the Records of each Party, the other Party, its accountants, financial officers, attorneys, and outside Certified Public Accountants as chosen by such other Party, shall have the right, during normal business hours and on thirty (30) days prior written notice, not more than once per calendar year, to audit, inspect, copy, and make extracts from all Records to the extent necessary, and for the sole purpose of, verifying the accuracy of any payments made and statements furnished to such other Party. In the event any examination of the Records of one Party by the other Party discloses an underpayment to such other Party: (i) the other Party shall provide written notice to the Party describing the findings; and (ii) the Party shall, within thirty (30) days of receipt of such written notice, pay to the other Party any undisputed amount of any underpayment, plus all reasonable costs of audit and collection incurred by such other Party. All information obtained by the other Party as a result of the activities performed under this Section 5.3 will be considered Confidential Information of the Party.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1

Existing Rights. SRNE acknowledges that CONKWEST owns all rights, title, and interest in and to the CONKWEST Existing Rights and that, except as expressly set forth in Section 3.1 hereto, SRNE shall have no rights to CONKWEST Existing Rights. CONKWEST acknowledges that SRNE owns all rights, title, and interest in and to the SRNE Existing Rights and that, except as expressly set forth in Section 3.2 hereto, CONKWEST shall have no rights to SRNE Existing Rights.

6.2	Ownership of Joint Product Rights; Patent Prosecution and Maintenance.

(a)

Ownership and Inventorship. CONKWEST and SRNE agree that ownership and inventorship with respect to all Developed Intellectual Property Rights shall be determined according to US laws. Notwithstanding such ownership and inventorship, the Parties own an undivided interest in and to all rights, title, and interest in and to the Joint Product Rights as set forth in Section 6.2(c) below.

	(b)	Disclosure of Intellectual Property. Each Party agrees to promptly disclose information and Know-How resulting from performance of a Project to the other Party on a confidential basis for evaluation.

(c)

Ownership of Joint Product Rights. The Parties agree that they own an undivided interest in and to all rights, title, and interest in and to the Joint Product Rights (which, for clarity, excludes any CONKWEST Existing Rights and/or any SRNE Existing Rights incorporated into a Joint Product or Joint Cell Line, and any other Developed Intellectual Property Rights which are not Joint Product Rights). To the extent any Joint Product Rights are or would, as a matter of law, be solely owned by one Party, such Party hereby irrevocably and unconditionally assigns a joint ownership interest in and to such Joint Product Rights to the other Party. Each Party shall execute and deliver (and shall cause its employees and consultants to execute and deliver) all assignments and other documents necessary to assign the Joint Product Rights to the Parties. Neither Party may make, have made, use, have used, sell, have sold, import, export, reproduce, display, transmit, modify, create derivative works of, sublicense, commercialize, and otherwise exploit in any manner the Joint Product Rights without the prior written consent of the other Party other than as set forth in Section 2.4.

	(d)	Filing and Prosecution of Project Patent Applications.

(i) The Steering Committee shall determine in which countries any patent applications related to any Joint Product Rights shall be filed, prosecuted, and maintained, including corresponding PCT applications and national phase entry applications, and any and all patent applications, prosecution, issue and maintenance fees related to any divisional, substitute, reissue, continuation, or extension patents that are based thereon (the “Joint Patents”). Unless otherwise agreed in writing, the Primary Party shall pay for any and all fees and costs resulting from drafting, filing, prosecuting, or maintaining such Joint Patents and shall keep the Steering Committee updated on the status of such Joint Patents.

(ii)

In the event that the Steering Committee decides not to file a Joint Patent, or decides not to prosecute or maintain any such Joint Patent, then either Party shall have the right to file, prosecute, or maintain such Joint Patent, in which case such Party shall bear all costs and expenses related thereto, including reimbursing the other Party for any costs and expenses paid by such other Party for drafting, filing, prosecuting and/or maintaining such Joint Patent(s).

		(iii)	The Parties shall reasonably cooperate with each other in preparing and filing all appropriate documentation in connection with any Joint Patents.

		(iv)	For purposes of clarity, the terms of Section 2.4 hereto apply to rights granted in this Section 6.

6.3	Infringement by Third Parties.

(a)

Notice. If any of the CONKWEST Rights, SRNE Rights, or Joint Product Rights are infringed and/or misappropriated by a Third Party, the Party first having knowledge of such infringement and/or misappropriation shall promptly notify the other Party in writing. The notice shall set forth the facts of such infringement and/or misappropriation in reasonable detail.

	(b)	Litigation of Infringement Actions.

(i)

Infringement Actions; CONKWEST Rights. CONKWEST shall have the sole and exclusive right, but not the obligation, to institute, litigate and control any claim, action or proceeding with respect to any infringement and/or misappropriation by a Third Party (an “Infringement Action”) of any of the CONKWEST Rights, by counsel of its own choice, in which case SRNE shall reasonably cooperate with CONKWEST at CONKWEST’s request and expense in the litigation of such Infringement Action, provided, however, that SRNE shall not be obligated to join in any such Infringement Action. CONKWEST shall be entitled to make all decisions with respect to control of litigation, settlement, consent judgment or other voluntary final disposition of an

Infringement Action regarding the CONKWEST Rights, provided that CONKWEST shall have no right or authority to bind SRNE with respect to any such matters without SRNE’s express prior written consent.

(ii)

Infringement Actions; SRNE Rights. SRNE shall have the sole and exclusive right, but not the obligation, to institute, litigate and control any Infringement Action of the SRNE Rights, by counsel of its own choice, in which case CONKWEST shall reasonably cooperate with SRNE at SRNE’s request and expense in the litigation of such Infringement Action, provided, however, that CONKWEST shall not be obligated to join in any such Infringement Action. SRNE shall be entitled to make all decisions with respect to control of litigation, settlement, consent judgment or other voluntary final disposition of an Infringement Action regarding the SRNE Rights, provided that SRNE shall have no right or authority to bind CONKWEST with respect to any such matters without CONKWEST’s express prior written consent.

(iii)

Infringement Actions; Joint Product Rights. With respect to each Joint Product, the Primary Party shall have the initial right, but not the obligation, to institute, litigate and control any Infringement Action with respect to any infringement and/or misappropriation of any of the Joint Product Rights pertaining to such Joint Product, by counsel of its own choice, in which case the Secondary Party shall cooperate with the Primary Party in the litigation of such Infringement Action. If the Primary Party elects not to institute, litigate, or control such Infringement Action, then the Secondary Party shall have the right, but not the obligation, to do so, in which case the Primary Party shall cooperate with the Secondary Party in the litigation of such Infringement Action. The Party that is not controlling such Infringement Action agrees to and hereby consents to be joined to such Infringement Action at any time upon the request of the other Party. The party controlling such Infringement Action shall be responsible for all costs and expenses associated with such an Infringement Action. The Parties shall reasonably cooperate in making all decisions with respect to control of litigation, settlement, consent judgment or other voluntary disposition of an Infringement Action regarding the Joint Product Rights, provided, however, that the Party controlling such Infringement Action shall be entitled to make all final decisions with respect to the foregoing, but further provided that the Party controlling such Infringement Action shall have no right or authority to admit liability on behalf of the other Party without the other Party’s express prior written consent. Any damages or other monetary awards recovered in such an Infringement Action shall be applied first to defray all of the costs and expenses incurred in the Infringement Action. If any balance remains, then the Parties shall retain the balance according to their pro rata share as set forth in Section 2.4 hereto.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1	Mutual Representations. Each of the Parties represents and warrants to the other as follows:

(a)

Due Organization, Good Standing and Power. It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the power and authority to own, lease and operate its assets and to conduct the business now being conducted by it. It has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)

Authorization and Validity of Agreements. The execution and delivery and the performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

	(c)	Absence of Conflicts. The execution, delivery and performance of this Agreement, and the consummation by it of the transactions contemplated hereby, do not and will not:

		(i)	violate any applicable laws, regulations, orders, writs, injunctions or decrees of any applicable Government Authority;

		(ii)	conflict with, or result in the breach of any provision of, its charter or bylaws;

		(iii)	result in the creation of any lien or encumbrance of any nature upon any property being transferred or licensed pursuant hereto; or

(iv)

violate, conflict with, or result in the breach or termination of, or constitute a default under (or event which with notice, lapse of time or both would constitute a default under) any permit, contract or agreement to which it is a party or by which its properties or businesses are bound.

(d)

Consents. No authorization, consent or approval of, or notice to or filing by such Party with, any governmental authority is required for the execution, delivery and performance by such Party of this Agreement.

(e)

Employee Obligations. All of its employees, officers and consultants have legal obligations requiring, in the case of employees and officers, assignment to it of all inventions made during the course of and as a result of their association with it and obligating all such individuals to maintain as confidential the confidential information of it, as well as the Confidential Information of a Party or a Third Party which it may receive.

(f)

Compliance with Laws. It will obtain and maintain all necessary Regulatory Approvals for carrying out its work under a Project and, in carrying out its work under a Project such work shall be carried out in compliance with (i) any applicable laws including, without limitation, federal, state, or local laws, regulations, or guidelines governing the work at the site where such work is being conducted, and (ii) GLPs, GCPS and GMPs, to the extent applicable thereto.

(g)

It will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and will, upon request, certify in writing to the other that none of it, its employees, or any person providing services to it in connection with the activities contemplated by this Agreement have been debarred under the provisions of such Act.

	(h)	Exclusivity. It will exclusively collaborate with the other Party with respect to the subject matter of this Agreement as set forth in Section 2.2.

7.2	CONKWEST’s Representations and Warranties. CONKWEST hereby represents and warrants to SRNE as follows:

(a)

Existing Rights. CONKWEST exclusively owns all right, title, and interest in and to the CONKWEST Existing Rights, and to the knowledge of CONKWEST, the CONKWEST Existing Rights, and the use thereof in accordance with the terms of this Agreement, do not and will not infringe upon, misappropriate, or otherwise violate any Third Party Rights.

(b)

No Infringement. No Person has asserted a claim, formal or informal, against CONKWEST that (i) challenges the validity of CONKWEST’s interest in any component of the CONKWEST Existing Rights, (ii) alleges that CONKWEST’s use of any component of the CONKWEST Existing Rights infringes, misappropriates or violates any Third Party Rights, or (iii) seeks to enjoin or restrain CONKWEST’s use of the CONKWEST Existing Rights in any manner that would interfere with the Program. To the best of CONKWEST’s knowledge, no Person has a meritorious basis for such a claim. To the best of CONKWEST’s knowledge, no Person has infringed, misappropriated or violated CONKWEST’s rights with respect to any component of the CONKWEST Existing Rights.

	(c)	Licenses. CONKWEST has the right to grant to SRNE the license to CONKWEST Rights granted pursuant to Section 3.1 hereto.

(d)

Exclusivity. CONKWEST shall not use Effector Cell Line(s), nor any modification, derivative, or improvement of the CONKWEST Cell Line or other Effector Cell Line(s), with any TTM in any relationship with a Third Party, unless such rights to a TTM or Effector Cell Line are acquired or obtained pursuant to Section 3.4.

7.3	SRNE’s Representations and Warranties. SRNE hereby represents and warrants to CONKWEST as follows:

(a)

Existing Rights. SRNE exclusively owns all right, title, and interest in and to the SRNE Existing Rights, and to the knowledge of SRNE, the SRNE Existing Rights, and the use thereof in accordance with the terms of this Agreement, do not and will not infringe upon, misappropriate, or otherwise, violate any Third Party Rights.

(b)

No Infringement. No Person has asserted a claim, formal or informal, against SRNE that (i) challenges the validity of SRNE’s interest in any component of the SRNE Existing Rights, (ii) alleges that SRNE’s use of any component of the SRNE Existing Rights infringes, misappropriates or violates any Third Party Rights, or (iii) seeks to enjoin or restrain SRNE’s use of the SRNE Existing Rights in any manner that would interfere with the Program. To the best of SRNE’s knowledge, no Person has a meritorious basis for such a claim. To the best of SRNE’s knowledge, no Person has infringed, misappropriated or violated SRNE’s rights with respect to any component of the SRNE Existing Rights.

	(c)	Licenses. SRNE has the right to grant to CONKWEST the license to SRNE Rights granted pursuant to Section 3.2 hereto.

(d)

Exclusivity. SRNE shall not use any TTM in any relationship with a Third Party for any TTM-modified Effector Cell Line(s), or the Joint Cell Line(s) or the Joint Product(s) thereof, unless such rights to a TTM or Effector Cell Line are acquired or obtained pursuant to Section 3.4.

ARTICLE 8

DISCLAIMER AND WAIVER

8.1

Responsibility and Control. CONKWEST and SRNE shall each be solely responsible for the safety of its own employees, agents, licensees or sublicensees with respect to efforts employed under the Program to the extent such safety concern was not caused by the other Party’s negligence or willful misconduct.

8.2

LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFIT. EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, EACH PARTY’S TOTAL AGGREGATE LIABILITY IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO ONE MILLION U.S. DOLLARS ($1,000,000).

8.3

Disclaimer. SRNE accepts the CONKWEST Rights with the knowledge that they are experimental in nature, may have hazardous properties, and hereby covenants to comply with all applicable laws and regulations relating to the handling, use, storage and disposal of such CONKWEST Rights. CONKWEST accepts the SRNE Rights with the knowledge that they are experimental in nature, may have hazardous properties, and hereby covenants to comply with all applicable laws and regulations relating to the handling, use, storage and disposal of such SRNE Rights. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7, THE CONKWEST CELL LINE AND THE SRNE TTMs ARE PROVIDED “AS-IS”. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7, NEITHER PARTY MAKES ANY REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND EACH PARTY HEREBY DISCLAIMS SAME. CONKWEST MAKES NO REPRESENTATION WITH RESPECT TO THE UTILITY, EFFICACY, NONTOXICITY, SAFETY OR APPROPRIATENESS OF USING THE CONKWEST RIGHTS. SRNE MAKES NO REPRESENTATION WITH RESPECT TO THE UTILITY, EFFICACY, NONTOXICITY, SAFETY OR APPROPRIATENESS OF USING THE SRNE RIGHTS.

ARTICLE 9

CONFIDENTIALITY

9.1	Obligations of the Parties. The terms of the Mutual Confidentiality Agreement apply to this Agreement and all materials, information, and Know-How of any kind exchanged between the Parties hereunder.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1

Indemnity. Each Party (the “Indemnitor”) shall defend, indemnify and hold the other Party and its affiliates, and their officers, directors, employees, agents, contractors, and customers (the “Indemnitee Parties”) harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any claims, suits, demands, actions and other proceedings by any Third Party to the extent resulting from (a) any recklessness or willful misconduct by or on behalf of the Indemnitor in the performance of its activities contemplate by this Agreement, (b) any breach (or alleged breach) of any representation or warranty by the Indemnitor hereunder, or (c) any violation by the Indemnitor (or any of its employees or agents) of, or failure to adhere to, any applicable law, regulation or order in any country, in each case other than those certain losses, liabilities, damages and expenses to the extent arising out of the recklessness or willful misconduct of the other party.

10.2

Indemnity Procedure. In the event an Indemnitee Party seeks indemnification hereunder, it shall inform the Indemnitor of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnitor to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnitor) in the defense of the claim. The indemnity obligations under this Section 10 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

10.3

Insurance. Each Party shall maintain commercial general liability insurance, including contractual liability insurance and products liability insurance against claims regarding its activities contemplated by this Agreement, in such amounts as it customarily maintains for similar products and activities. Each Party shall maintain such insurance during the term of this Agreement and thereafter for so long as it maintains insurance for itself covering such activities.

ARTICLE 11

PUBLICITY

11.1

Disclosure of Agreement. Subject to the terms of the Mutual Confidentiality Agreement, neither Party may release any information to any Third Party regarding the terms of this Agreement without the prior written consent of the other Party. Without limitation, this prohibition applies to press releases, educational and scientific conferences, investor updates, promotional materials, governmental filings and discussions with public officials, the media, securities analysts and investors. However, this provision does not apply to any disclosures regarding this Agreement or related information made to (i) a Party’s professional advisors, (ii) in connection with a Strategic Transaction, or (iii) Government Authority which may be required by law, including requests for a copy of this Agreement or related information by tax authorities. If any Party to this Agreement determines a release of information regarding the terms of this Agreement is required by law (including releases that may be required to be filed with the SEC), that Party will notify the other Party as soon as practicable and give as much detail as possible in relation to the disclosure required. The Parties will then cooperate with respect to determining what information should actually be released.

11.2

Publications. During the term of this Agreement, each Party shall provide the other Party with an opportunity to review and comment upon any proposed abstracts, manuscripts or proposed presentations that relate to a Project at least sixty (60) days prior to their intended submission for publication and agrees, upon request, not to submit such an abstract or manuscript for publication until the Parties have reasonably agreed upon whether or not to file for patent protection for any material in such publication which the other Party believes to be patentable. Upon one Party’s reasonable request, the other Party shall delete from its abstracts, manuscripts or presentations any reference to such Party’s Intellectual Property Rights to the extent such Party’s Intellectual Property Rights contain trade secrets and/or submitted but not yet published patent filings of such Party.

11.3

Data. Notwithstanding anything to the contrary set forth in this Agreement or the Mutual Confidentiality Agreement, any and all data and technical information pertaining to the Effector Cell Lines, SRNE TTMs, Joint Cell Lines, or Joint Products, or to any Phase I Clinical Trial, Phase II Clinical Trial, or Phase III Clinical Trial, may be shared by either Party, with: (i) any Third Party in connection with Strategic Transaction or other strategic relationship between the disclosing Party and such Third Party, (ii) to the extent necessary to obtain any required Regulatory Approval, and (iii) to any Government Authority to the extent required to comply with any applicable law or regulation; provided, however, that such Party sharing such data and technical information shall, to the extent permitted by applicable law, only share such data and technical information with a Third Party under a confidentiality agreement no less protective than the terms and conditions of this Agreement, and further provided that the Party sharing such data and technical information with such Third Party shall be liable and responsible for the conduct of such Third Party disclosees hereunder.

ARTICLE 12

TERM AND TERMINATION

12.1

Term. The term of this Agreement (the “Term”) shall begin as of the Effective Date and shall (i) expire upon completion of the Program, or (ii) continue until terminated in accordance with Article 2 or this Article 12.

12.2	Termination.

(a)

Dissolution or Insolvency Event. Either Party may terminate this Agreement effective immediately upon delivery of a Termination Notice if the other Party (i) is dissolved under applicable corporate law and there is no successor to such Party’s business or assets relating to this Agreement, or (ii) becomes subject to an Insolvency Event.

(b)

Default. If either Party believes the other is in default of any of its material obligations under this Agreement, including failing to comply with a Statement of Work, it may give notice of such default to the other Party, which Party shall have sixty (60) days in which to remedy such default. If such alleged default is not remedied in the time period set forth above, the Party alleging default may terminate this Agreement immediately upon delivery to the defaulting Party of a Termination Notice. The non-defaulting Party’s right to terminate this Agreement shall not be construed as an exclusive remedy.

12.3

Wind Down Procedures. In the event of termination of a Project, the Program, or this Agreement, as the case may be, pursuant to Section 12.1 or 12.2, the Project, Program, or Agreement shall be discontinued as of the Termination Date and the Parties shall in good faith commence the Wind Down Procedures promptly upon delivery of the Termination Notice. As part of such Wind Down Procedures, (i) SRNE shall return to CONKWEST all CONKWEST Existing Rights, excluding CONKWEST Cell Lines embodied in a Joint Cell Line, and (ii) CONKWEST shall return to SRNE all SRNE Existing Rights, excluding SRNE TTM-modified Joint Cell Lines. The Primary Party for the specific Joint Cell Lines and/or Joint Products that have been generated shall have sole discretion to either continue or discontinue the development of the specific Joint Cell Lines and Joint Products. No new Project, however, shall be initiated by either Party.

12.4

Surviving Rights/Obligations. This Agreement shall continue until terminated in accordance with this Article 12. Further, the provisions of Section 2.3(b)(iii), 2.4, and this 12.4, and of Articles 1 (Definitions), 6 (Intellectual Property), 7 (Representations and Warranties), 8 (Disclaimer and Waiver), 9 (Confidentiality), 10 (Indemnification and Insurance), 11 (Publicity), and 13 (Miscellaneous) of this Agreement, together with any provisions required for the interpretation or enforcement of any of the foregoing, shall survive the termination or expiration of this Agreement. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination.

ARTICLE 13

MISCELLANEOUS

13.1

Agency. Neither Party is, nor shall be deemed to be, an employee, agent, partner or legal representative of the other Party for any purpose. Neither Party shall have the right, power or authority to enter into any contracts in the name of, or on behalf of, the other Party, nor shall either Party have the right, power or authority to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

13.2

Assignment. Neither Party may assign this Agreement or any of its rights, duties, or obligations hereunder without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement without the consent of the other

Party (a) to an affiliate of the assigning Party, or (b) to a Third Party in connection with a Strategic Transaction. Any purported assignment in violation of the foregoing shall be void. Any permitted assignee shall assume all obligations under this Agreement.

13.3

Further Actions. Each Party agrees, subsequent to the execution and delivery of this Agreement and without any additional consideration, to execute, acknowledge and deliver such further documents and instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.4

Force Majeure. If any Party is impeded in fulfilling its undertakings in accordance with this Agreement by labor conflict, unforeseen acts of nature, including but not limited to flood, fire, storm etc., accident, war, mobilization or unforeseen military call-up of a large magnitude, requisition, confiscation, commandeering, legislative or judicial or regulatory action, riot, insurrection, sabotage, terrorism, explosion, general shortage of transport, goods or energy and faults or delays in deliveries from sub-contractors or suppliers caused by any circumstances referred to in this Section 13.4, the impediment shall be considered a Force Majeure and the Party shall be excused from liability for delays due to such reasons, provided always that it notifies the other Party without undue delay after such a circumstance has occurred and provides the other Party with an estimate of the length of time during which it is probable that it will be unable to comply with said obligation(s). Where applicable, the Parties agree to set in place without delay any means to enable them to prevent a rupture in the supply of any Product likely to have deleterious consequences for public health. In the event that the case of Force Majeure should last more than ninety (90) days, any Party shall have the option to suspend application of this Agreement, which will resume automatically upon termination of the Force Majeure.

13.5

Notices. All notices, demands, waivers, instructions, consents and other communications hereunder shall be in writing, shall be effective upon receipt, and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to CONKWEST, addressed to:

CONKWEST INCORPORATED
Attn: Barry J. Simon, M.D., Chief Executive Officer
2533 South Coast Highway 101, Suite 210,
Cardiff-By-The-Sea, CA 92007-2133
Telephone: (858) 633-0300
Fax: (858) 380-1999

With copy to:

PIETRAGALLO GORDON ALFANO BOSICK & RASPANTI, LLP
Attn: Alicia M. Passerin, Ph.D., Esq.

38th Floor, One Oxford Centre
Pittsburgh, PA 15219
Telephone: (412) 263-2000
Fax: (412) 261-0915

If to SRNE, addressed to:

Sorrento Therapeutics, Inc.
Attn: Henry Ji, Ph.D., President & Chief Executive Officer
6042 Cornerstone Court, Suite B
San Diego, CA 92121
Telephone: (858) 210-3701
Fax: (858) 210-3759

13.6	Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.7

Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party, which waiver shall be effective only with respect to the specific obligation and instance described therein.

13.8

Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13.9	Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

13.10	Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, without regard to its choice of law rules.

13.11

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. In such event, the Parties shall substitute for such invalid or prohibited provision a valid and enforceable provision consistent with the spirit and objective of such invalid or prohibited provision.

13.12

Entire Agreement of the Parties. This Agreement, including the Schedules hereto, and the Mutual Confidentiality Agreement constitute and contain the complete, final and exclusive understanding and agreement of the Parties as to the matters covered herein and supersede any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

13.13	Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

13.14	Third Party Rights. This Agreement is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the Parties and, where expressly provided, their affiliates.

13.15

Bankruptcy. The Parties agree that all rights and licenses granted under this Agreement are rights and licenses in “intellectual property” within the scope of Section 101(35A) (or its successors) of Section 101 of the United States Bankruptcy Code, or its successors (collectively, the “Bankruptcy Code”) or any other similar law in any jurisdiction. Each Party, as a licensee hereunder, shall have and may fully exercise all rights available to it under the Bankruptcy Code or any other similar law in any jurisdiction, including, without limitation, under Section 365(n) or its successors.

13.16

Board Seat. For as long as SRNE beneficially holds at least 250,000 shares of common stock of CONKWEST (subject to adjustment for stock splits, stock dividends, recapitalizations and the like), SRNE shall have the right to appoint one individual to serve as a member of the Board of Directors of CONKWEST (the “Board Representative”) having observation rights; provided, however, that such Board Representative shall receive full voting rights upon the closing of a private financing round for common stock of CONKWEST within six (6) months of the Effective Date of this Agreement, further provided that at least $10,000,000 of such gross proceeds is from one or more SRNE Introduced Investors. Henry Ji, Ph.D., the current Chief Executive Officer of SRNE, shall be the initial Board Representative and appointed to the Board of Directors of CONKWEST effective as of the Effective Date.

[—remainder of page intentionally left blank—]

[SIGNATURE PAGE TO JOINT DEVELOPMENT AND LICENSE AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

CONKWEST INCORPORATED		SORRENTO THERAPEUTICS, INC.

By:	/s/ Barry Simon	By:	/s/ Henry Ji

Name:	Barry Simon	Name:	Henry Ji

Title:	President and CEO	Title:	President and CEO

SCHEDULE 1

SAMPLE STATEMENT OF WORK

This Statement of Work (“SOW”) by and between CONKWEST INCORPORATED, a Delaware corporation with offices at 2533 South Coast Highway 101, Suite 210, Cardiff-By-The-Sea, CA 92007-2133 (“CONKWEST”), and SORRENTO THERAPEUTICS, INC., a Delaware corporation with offices at 6042 Cornerstone Ct. W., San Diego, Ca 92121 (“SRNE”) (each a “Party” and together the “Parties”) is attached to and part of that certain Joint Development and License Agreement entered into between the Parties on December [•], 2014 (the “Agreement”). All of the terms and conditions of the Agreement are incorporated herein by reference. To the extent of any conflict between this SOW and the Agreement, the terms of this SOW shall prevail.

I. Joint Development. This SOW refers to the joint development of the following subject matter by the Parties as part of the Project described in the Agreement:

[INSERT DESCRIPTION OF JOINT CELL LINE(S), JOINT PRODUCTS, OTHER JOINT MATERIALS OR SUBJECT MATTER TO BE DEVELOPED UNDER THIS SOW]

II. Identification of the Primary and Secondary Parties; Responsibilities. For purposes of the Joint Development described in Paragraph I of this SOW (the “Joint Development”), the Steering Committee has determined that                      shall be the Primary Party and that                      shall be the Secondary Party.

A.	Responsibilities of the Primary Party.

[INSERT LIST OF RESPONSIBILITIES, INCLUDING DELIVERABLES TO BE DELIVERED UNDER THIS SOW AND INCLUDE TIME LINE FOR COMPLETING SUCH RESPONSIBILITIES/DELIVERING SUCH DELIVERABLES, ASSOCIATED LABOR RATES, ANY ANTICIPATED WORK BY THIRD PARTIES, ETC.]

B.	Responsibilities of the Secondary Party.

[INSERT LIST OF RESPONSIBILITIES, INCLUDING DELIVERABLES TO BE DELIVERED UNDER THIS SOW AND INCLUDE TIME LINE FOR COMPLETING SUCH RESPONSIBILITIES/DELIVERING SUCH DELIVERABLES, ASSOCIATED LABOR RATES, ANY ANTICIPATED WORK BY THIRD PARTIES, ETC.]

III. Budget; Allocation of Costs; Payment Terms. The budget attached hereto as Schedule A, which is a part of this SOW, has been agreed to by the Parties. Any and all Costs associated with or resulting from the Joint Development shall be allocated between the Parties as follows:

[INSERT COST ALLOCATION OR INDICATE THAT THE COST ALLOCATION IS AS SET FORTH IN THE AGREEMENT]

[INSERT PAYMENT TERMS]

IV. TERM; TERMINATION. The term of this SOW shall commence on              (“Effective Date” and shall continue for              (“Initial SOW Term”) unless sooner terminated by either Party in accordance with the terms of the Agreement. This SOW shall automatically renew for additional          year terms at the same terms and conditions (each, a “Renewal SOW Term”) upon the expiration of the Initial SOW Term and each Renewal SOW Term. The Initial SOW Term and the Renewal SOW Term, if any, shall be collectively referred to as the “SOW Term”.

The Parties have caused this SOW to be executed by their respective duly authorized representatives.

CONKWEST INCORPORATED	SORRENTO THERAPEUTICS, INC.

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

THIS IS A SAMPLE SOW - DO NOT SIGN

2

SCHEDULE 2

CONKWEST PATENTS

[***]

SCHEDULE 3

SRNE PATENTS

[***]

SCHEDULE 4

[INSERT EXECUTED MOU]

EXHIBIT A

INVESTMENT AGREEMENT

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT